Exhibit 99.1

FOR IMMEDIATE RELEASE

DENDREON ANNOUNCES EXPIRATION OF BID DEADLINE IN CONNECTION WITH

AGREEMENT TO SELL SUBSTANTIALLY ALL ASSETS TO VALEANT

PROVENGE® (sipuleucel-T), the First Personalized Immunotherapy for Advanced Prostate Cancer,

Included in the Sale and Remains Commercially Available

Dendreon and Valeant to Seek Court Approval of Sale on February 20, 2015

SEATTLE – February 10, 2015 – Dendreon Corporation (“Dendreon” or the “Company”) announced today that the bid deadline provided by the Court-approved bidding procedures for the sale of substantially all of the Company’s assets has expired without receipt of additional qualified bids. The Company previously entered into an asset purchase agreement with Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) (“Valeant”) through which Valeant will acquire the world-wide rights of PROVENGE® (sipuleucel-T) and certain other Dendreon assets for $400 million. A hearing at which Dendreon and Valeant will seek the required Court approval of the sale is scheduled for February 20, 2015.

“The robust sale process resulted in an agreement that maximizes the value of Dendreon while allowing PROVENGE to remain commercially available to patients and providers,” said W. Thomas Amick, president and chief executive officer of Dendreon. “We are confident that Valeant will be a strong owner for PROVENGE and patients will be able to receive treatments with no disruption moving forward. We want to thank our employees whose continued hard work, dedication and commitment to serving our physicians and their patients enabled us to move through this process.”

Dendreon anticipates the completion of the sale to Valeant to occur by the end of February 2015, subject to certain closing conditions, including approval from the Court.

Court documents and additional information are available through Dendreon’s claims agent, Prime Clerk, at https://cases.primeclerk.com/dendreon or 844-794-3479.

Skadden, Arps, Slate, Meagher & Flom LLP is serving as the Company’s legal advisor, AlixPartners is serving as its financial advisor and Lazard is serving as its investment bank.

Weil, Gotshal & Manges LLP acted as legal advisor to Valeant.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington. For more information about the Company and its programs, visit http://www.dendreon.com/.

Certain information in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that are not statements of historical fact including statements regarding the satisfaction of conditions to the closing of the proposed asset sale, the potential of the proposed asset sale and the expectation that the Chapter 11 filings will enable Dendreon to sell its assets in an orderly manner and maximize value for its stakeholders, and other estimates, projections, future trends and the outcome of events that have not yet occurred referenced in this press release should be considered forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “predict,” “will,” “would,” “could,” “should,” “target” and similar expressions are often used to identify forward-looking statements. Actual results or events could differ materially from those indicated in forward-looking statements as a result of risks and uncertainties, including, among others, the potential adverse impact of the Chapter 11 filings on Dendreon’s liquidity or results of operations, changes in Dendreon’s ability to meet financial obligations during the Chapter 11 process or to maintain contracts that are critical to Dendreon’s operations, the outcome or timing of the Chapter 11 process and the proposed asset sale (including the likelihood of consummating the proposed asset sale), the effect of the Chapter 11 filings or proposed asset sale on Dendreon’s relationships with third parties, regulatory authorities and employees, proceedings that may be brought by third parties in connection with the Chapter 11 process or the proposed asset sale, Bankruptcy Court approval, regulatory approval or other closing conditions or termination events in connection with the proposed asset sale, and the timing or amount of any distributions to Dendreon’s stakeholders. For a discussion of some of the additional risks and important factors that Dendreon believes could cause actual results or events to differ from the forward-looking statements that it makes, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Dendreon’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Dendreon to predict or assess the impact of every factor that may cause its actual results or events to differ from those contained in any forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Any forward-looking statements speak only as of the date of this press release. Dendreon undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Dendreon Corporation

Corporate Communications

April Falcone

206-829-1622

media@dendreon.com

Andy Brimmer / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449